Exhibit 10.10

1095 Avenue of Americas

New York, NY 10036-6796

March 24, 2011

William J. Toppeta
Personal and Confidential	President
International

Michel Khalaf	212-578-1030
212 252-7237 FAX
btoppeta@metlife.com

Dear Michel:

As you know, the International business has ambitious financial and integration objectives ahead of it over the next few years. Your alignment with these objectives and continued engagement during this time is of utmost importance.

As your alignment with the 2011 business plan is critical, I am pleased to offer to you the opportunity to receive a special alignment incentive award for this year in an amount up to $750,000 (US), payable in March 2012 (less applicable and required withholding). You will be eligible for this award upon a determination that the financial and integration objectives set out in the 2011 International Line of Business plan have been met. Further, in order to receive this award you must remain continuously employed in your current position through the date of payment in March 2012, and your performance must be satisfactory, as determined by MetLife management.

In additional, I recognize the need to phase you into MetLife’s long term compensation program and therefore we will provide you with a special award payable in two parts: up to $1.0 million (US) for performance year 2011, payable in March 2012 (less applicable and required withholding); and up to 1.0 million (US) for performance year 2012, payable in March 2013 (less applicable and required withholding). In order to receive the maximum payments you must achieve your business plan for the applicable year. Further you must remain continuously employed in your current position through the date of payment, and your performance must be satisfactory, as determined by MetLife management.

This letter represents the entire terms of these award opportunities and no other documents or oral statements will govern. All amounts discussed in this letter represent discretionary bonuses and not salary payments. All amounts described herein will not be considered in determining your retirement, disability, life insurance, or for the purpose of any other employer paid or sponsored benefit or compensation program, including but not limited to the calculation of statutory or other severance. Furthermore, the amounts referred to herein will only be included in the calculation of severance benefits if MetLife determines that the laws of your locality require it. These amounts are also not eligible to be deferred.

Your participation in these award opportunities underscores the important role you play in the on-going success of the International business and the integration of Alico into MetLife. I appreciate your continued hard work, commitment and professionalism.

If you have questions, please do not hesitate to contact me.

Sincerely,

/s/ Bill Toppeta
William J. Toppeta

cc:	K. Henkel